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                                                                 EXHIBIT  10.91

                              SEPARATION AGREEMENT
                               (SAMUEL D. WAKSAL)

                  SEPARATION AGREEMENT, dated as of May 22, 2002 ("Agreement"), between IMCLONE SYSTEMS INCORPORATED, a Delaware corporation (the "Company"), and SAMUEL D. WAKSAL (the "Executive"). Capitalized terms used herein but not defined herein shall have the meanings given to them in the Employment Agreement, dated as of September 19, 2001 (the "Employment Agreement"), between the Company and the Executive.

SECTION 1. RESIGNATION. In consideration of the Company's agreements hereunder, the Executive hereby resigns from all directorships, offices and positions with the Company and its subsidiaries, affiliates and employee benefit plans and trusts, effective May 22, 2002 (the "Date of Termination"). The Executive and the Company hereby agree that the Employment Period shall be terminated as of the Date of Termination.

SECTION 2. SEPARATION COMPENSATION. Within five (5) days following the Date of Termination, the Company shall pay to Executive $7,000,000 (seven million dollars).

SECTION 3. OTHER BENEFITS.

                (a) The Company shall maintain in full force and effect, for the continued benefit of Executive, his spouse and his dependents for a period of three (3) years following the Date of Termination the medical, hospitalization, dental, and life insurance programs in which Executive, his spouse and his dependents were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, that, if Executive, his spouse or his dependents cannot continue to participate in the Company programs providing such benefits, the Company shall arrange to provide Executive, his spouse and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs ("Continued Benefits"), provided, that, such Continued Benefits shall terminate on the date or dates Executive receives equivalent coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit, basis).

                (b) Subject to the Executive's insurability, the Company shall purchase for the benefit of Executive or his designated beneficiaries a term life insurance policy with a death benefit of $5,000,000 to be maintained for 6 years following the Date of Termination.

                (c) The Company shall reimburse Executive in the manner provided in Section 5 of the Employment Agreement for reasonable expenses incurred, but not paid prior to the Date of Termination.
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                (d) The Executive shall be entitled to any other rights,
        compensation and/or benefits as may be due to the Executive as of the Date of Termination in accordance with the terms and provisions of any agreements (other than the Employment Agreement), plans or programs of the Company.

                (e) With respect to equity awards granted or made on or after September 19, 2001, notwithstanding the terms or conditions of any stock option, stock appreciation right, restricted stock or similar agreements between the Company and Executive to the contrary, and for purposes thereof, such agreements shall be deemed to be amended in accordance with this Section 3(e) if need be as of the Date of Termination and neither the Company, the Board nor the Committee shall take or assert any position contrary to the foregoing, such that Executive shall vest, as of the Date of Termination, in all rights under such agreements (e.g., stock options that would otherwise vest after the Date of Termination) and in the case of stock options, stock appreciation rights or similar awards, thereafter shall be permitted to exercise any and all such rights until the end of the term of such awards (regardless of any termination of employment restrictions therein contained) and restricted stock held by Executive shall become immediately vested as of the Date of Termination.

                (f) The Executive shall have the right to receive in connection with this Agreement any payments to which the Executive would have been entitled pursuant to Section 8(e) of the Employment Agreement.

                (g) The Company shall pay fees of the Executive's crisis management consultant incurred during the six months following the Date of Termination; provided that such fees do not exceed $25,000 per month.

                (h) The Company shall pay to the applicable advisors of the Executive, the Executive's legal fees incurred in connection with the negotiation of this Agreement up to a maximum of $35,000.

SECTION 4. RESTRICTIVE COVENANTS.

                (a) CONFIDENTIALITY. The Executive shall not, without the prior written consent of the Company or as may otherwise be required by applicable law or legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which cases Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction) at any time use, divulge or convey any trade secrets or confidential information, knowledge or data relating to the Company or its affiliates and their respective businesses and investments (including information, knowledge or data of third parties as to which the Company or an affiliate is under an obligation of confidentiality), which is not generally available public knowledge (other than information that became public knowledge as a result of acts by Executive in violation of this Agreement).

                (b) NON-SOLICITATION. The Executive hereby agrees, in consideration of the payments to him hereunder, that from the Date of Termination through the first
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        anniversary of the Date of Termination, Executive shall not directly or indirectly induce any employee of the Company to terminate such employment or to become employed by any other biopharmaceutical company.

                (c) NON-COMPETITION. The Executive hereby agrees, in consideration of the payments to him hereunder, that from the Date of Termination through the first anniversary of the Date of Termination, he shall not be employed by or perform activities on behalf of, or have an ownership interest in, any person, firm, corporation or other entity, or in connection with any business enterprise, that is directly or indirectly engaged in any of the biopharmaceutical businesses in which the Company and its subsidiaries have significant involvement (other than by means of Executive's direct or beneficial ownership of up to one percent (1%) of any entity whether or not such entity is in the same or competing business); provided that nothing in this Section 4(c) shall restrict the Executive's current relationships with Scientia Health Group Inc., Antigenics, Cibus Genetics LLC, Berleley Heart Lab, Microbes, Prototek II, Inc., Tribeca Pharmaceutical Corporation and Valigen, N.V.

                (d) BLUE PENCIL. The parties hereby acknowledge that the restrictions in this Section 4 have been specifically negotiated and agreed to by the parties hereto and are limited only to those restrictions necessary to protect the Company and its subsidiaries from the misuse of confidential information and unfair competition. The parties hereby agree that if the scope or enforceability of any provision, paragraph or subparagraph of this Section 4 is in any way disputed at any time, and should a court find that such restrictions are overly broad, the court may modify and enforce the covenant to the extent that it believes it to be reasonable under the circumstances. Each provision, paragraph and subparagraph of this Section 4 is separable from every other provision, paragraph, and subparagraph and constitutes a separate and distinct covenant. Executive acknowledges that the Company's business is not limited by geographical scope, is operating throughout the world and that the effect of Section 4(c) may be to prevent him from working in a competitive business after his termination of employment hereunder.

SECTION 5. SPECIFIC PERFORMANCE. The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 4 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall, notwithstanding Section 17 of this Agreement, be entitled to bring an action in any court of competent jurisdiction for the purpose of obtaining equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

SECTION 6. COOPERATION. The Executive shall provide reasonable cooperation in connection with any action, investigation or proceeding which relates to the Company or any of its affiliates, including without limitation in connection with any litigation and disputes arising out of actions or inactions of the Company or any affiliate of which the Executive has knowledge or information; provided that such cooperation does not unreasonably interfere with the Executive's other pursuits or undertakings. The Executive further agrees to cooperate with the Company in supplying data, information, and expertise within the Executive's special knowledge or competence and otherwise assist the Company in the protection of the interests of the Company
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and its affiliates; provided that such cooperation does not unreasonably interfere with the Executive's other pursuits or undertakings. The Company shall reimburse the Executive for reasonable out-of-pocket expenses incurred by the Executive in connection with such cooperation following its receipt of the Executive's appropriately itemized request.

SECTION 7. INDEMNITY. The existing rights of the Executive and obligations of the Company with regard to indemnification of the Executive that are not dependent upon Executive's continued employment or holding an office or directorship with the Company or an affiliate, and the indemnification rights under the Company's current certificate of incorporation and by-laws, shall continue.

SECTION 8. NON-DISPARAGEMENT. The Company and its affiliates shall refrain from making any statements or comments of a defamatory or disparaging nature to any third party regarding the Executive, and the Executive shall refrain from making any statements or comments of a defamatory or disparaging nature to any third party regarding the Company, any of its affiliates, or any of their directors, officers, personnel, policies or product; provided, however, that it shall not be a violation of this Section 8 for either party to make truthful statements when required to do so by a court of law, by any governmental agency having supervisory authority over the party, or by any administrative or legislative body with apparent jurisdiction to order the party to divulge, disclose or make accessible such information or as may otherwise be required to defend any allegations or statements made by the other party.

SECTION 9. SEVERABILITY. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

SECTION 10. ASSIGNMENT. This Agreement, and all of Executive's rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor person or entity.

SECTION 11. NO MITIGATION. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and, except as may be required pursuant to Section 3(a) of this Agreement, the Executive shall not be required to pay the Company any amounts the Executive may receive from such alternative employment. Additionally, amounts owed to the Executive under this Agreement shall not be offset by any claims the Company may have against the Executive.

SECTION 12. SUCCESSORS; BINDING AGREEMENT. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

SECTION 13. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective
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addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  Notice to the Company shall be addressed to:

                           ImClone Systems Incorporated
                           180 Varick Street
                           New York, New York 10014
                           Attn:  Chief Financial Officer


                  Notice to the Executive shall be addressed to:

                           Dr. Samuel D. Waksal
                           150 Thompson Street, Apt. 5C
                           New York, NY 10012


SECTION 14. WITHHOLDING TAXES. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

SECTION 15. ENTIRE AGREEMENT/AMENDMENTS. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes the Employment Agreement, which shall terminate as of the date hereof. For the avoidance of doubt, the Discovery and Non-Disclosure Agreement, dated as of July 15, 1986, between the Company and the Executive shall survive. This Agreement may not be amended except by written instrument signed by the parties hereto.

SECTION 16. NO WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

SECTION 17. ARBITRATION. Except as set forth in Section 5 of this Agreement, any dispute, controversy or claim arising out of or relating to this Agreement shall be settled exclusively by binding arbitration for resolution in New York, New York in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. The Company shall pay all expenses relating to such arbitration, including but not limited to, the Executive's legal fees and expenses, regardless of outcome, unless the arbitrator determines that the Executive has acted in bad faith.

SECTION 18. GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof. Except as provided in Section 17 of this Agreement, the Executive irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York and the courts of the United States located in the State of New York for the purpose of any action or proceeding
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arising out of or relating to this Agreement, and acknowledges that the designated fora have a reasonable relation to this Agreement and the parties' relationship to one another.

SECTION 19. COUNTERPARTS. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                                 IMCLONE SYSTEMS INCORPORATED


                                                 /S/ Daniel S. Lynch
                                                 ------------------------------
                                                 BY:  DANIEL S. LYNCH
                                                 TITLE: CFO


                                                 /S/ Samuel D. Waksal, Ph.D.
                                                 ------------------------------
                                                 SAMUEL D. WAKSAL, PH.D.